Exhibit 10.20

Summary of BSPCE Plan

Share warrants for founders, or BSPCEs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and equal to the market value of an ordinary share on the date of grant. Share warrants for founders may only be issued by growth companies meeting certain criteria. There is no legal limitation to the size of the share warrant for founders pool under French law.

Administration. Pursuant to delegations granted at our annual shareholders’ meeting our board of directors determines the recipients, dates of grant and exercise price of share warrants for founders, the number of share warrants for founders to be granted and the terms and conditions of the share warrants for founders, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of share warrants for founders after the termination of the employment agreement.

Share Warrants for Founders. Our share warrants for founders are generally granted subject to a vesting schedule providing for twenty-five per cent (25%) at the expiration of one year following the date of grant and the remaining seventy-five per cent (75%) to be vested up to 1/36th per month as from the anniversary date of grant on expiry of each month. Any warrant which is not exercised before the tenth anniversary of the date of grant will automatically lapse. The term of each share warrant for founders is ten years from the date of grant.

Share warrants for founders are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the beneficiary, only by the beneficiary.

Change of Control. Share warrants for founders provide that in the event of a change of control, as defined in the relevant grant documents unvested warrants will automatically vest in full.

Initial Public Offering. The share warrants for founders granted by us will become immediately exercisable upon completion of our initial public offering.